Exhibit 5.2

LOEB & LOEB LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main Fax	310.282.2000 310.282.2200

May 28, 2021

Rodgers Silicon Valley Acquisition Corp. 535 Eastview Way Woodside, CA 94062
Re:	Registration Statement of Rodgers Silicon Valley Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel to Rodgers Silicon Valley Acquisition Corp. (“RSVAC”), a Delaware corporation, in connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on March 8, 2021 (the “Registration Statement”), relating to the Agreement and Plan of Merger, dated as of February 22, 2021 (the “Merger Agreement”), by and among Enovix Corporation, a Delaware corporation (the “Company”), RSVAC, and RSVAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of RSVAC (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into the Company (the “Merger” or the “Business Combination”), with the Company surviving the Merger as a wholly owned subsidiary of RSVAC. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, certain customary tax representation letters provided by the Company, on the one hand, and RSVAC and Merger Sub, on the other hand (the “Tax Representation Letters”), and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the cash or other property (other than RSVAC Common Stock) paid in respect of Dissenting Shares (if any) will constitute no more than 15% of the sum of (a) the aggregate amount of cash and the fair market value of the RSVAC Common Stock to be received by Company Stockholders on the Closing Date pursuant to the Merger (other than in respect of Dissenting Shares (if any)), and (b) the amount of cash and the fair market value of any other property (other than RSVAC Common Stock) to be paid to Company Stockholders in respect of Dissenting Shares (if any), (ii) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (iii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iv) the statements and representations contained in the Tax Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (v) any such statement or representation set forth in the Merger Agreement, the Registration Statement or the Tax Representation Letters that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (vi) the parties to the Merger Agreement and their respective subsidiaries will treat the transactions for U.S. federal income tax purposes in a manner consistent with this opinion, (vii) such parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement and (viii) there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Merger. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement, or the Tax Representation Letters, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

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Rodgers Silicon Valley Acquisition Corp. May 28, 2021 Page 2

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations of the Redemption of RSVAC Common Stock and the Business Combination—U.S. Federal Income Tax Considerations of the Business Combination."

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to RSVAC under the caption “Material U.S. Federal Income Tax Considerations of the Redemption of RSVAC Common Stock and the Business Combination—U.S. Federal Income Tax Considerations of the Business Combination” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Rodgers Silicon Valley Acquisition Corp. May 28, 2021 Page 3

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP